Exhibit 99.1

                 Deckers Outdoor Corporation Receives
                    Deficiency Letter from NASDAQ

    GOLETA, Calif.--(BUSINESS WIRE)--Oct. 6, 2005--Deckers Outdoor Corporation (NASDAQ: DECK) today announced that the Company received a NASDAQ Staff deficiency letter on October 3, 2005 indicating that the Company fails to comply with the independent director requirement for continued listing set forth in Marketplace Rule 4350(c)(1), which requires a listed company to have a majority of independent directors serving on its board.
    As a result of President and Chief Executive Officer Angel Martinez's appointment to the Board of Directors on September 16, 2005, the Company's Board presently has six members, composed of three independent directors. NASDAQ has requested the Company to provide, on or before October 18, 2005, a specific plan and timetable to achieve compliance with Marketplace Rule 4350(c)(1).
    Doug Otto, Chairman of the Board, stated "We have initiated a search for a new independent director and we intend to be fully compliant as soon as possible."
    Deckers Outdoor Corporation builds niche products into global lifestyle brands by designing and marketing innovative, functional and fashion-oriented footwear, developed for both high performance outdoor activities and everyday casual lifestyle use. The Company's products are offered under the Teva, Simple and UGG brand names.
    All statements in this press release that are not historical facts are forward-looking statements, including the Company's intention to become fully compliant with NASDAQ's independent director requirements, among others. These forward-looking statements are inherently uncertain and are based on the Company's expectations as of today, October 6, 2005. In addition, such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those expressed or implied by such forward-looking statements. Among the risks and uncertainties is the risk that the Company is unable to identify or attract a suitable candidate who will be deemed independent under the NASDAQ Marketplace Rules for its Board of Directors. Other risks, uncertainties and other factors are discussed in detail in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004. The Company disclaims any obligation to update or revise any of the forward-looking statements in this news release.


    CONTACT: Company Contact:
             Deckers Outdoor Corporation
             Scott Ash, Chief Financial Officer, 805/967-7611 or
             Investor Relations:
             Integrated Corporate Relations, Inc.
             Chad A. Jacobs/Brendon E. Frey, 203/682-8200